RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement dated September 19, 2006 is made by and between Lionbridge Technologies, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and Rory Cowan, an Executive of the Company or a subsidiary of the Company (hereinafter referred to as the “Executive”). This is an Agreement between the Company and the Executive with respect to restricted stock granted under the 2005 Stock Incentive Plan of Lionbridge Technologies, Inc., as amended (the “Plan”). Capitalized terms not defined herein shall have such meanings ascribed to them in the Plan.

WHEREAS, the Nominating and Compensation Committee of the Company’s Board of Directors (the “Committee”), appointed to administer the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Stock (as hereinafter defined) provided for herein to the Executive as an inducement to remain in the service of the Company or its Subsidiary, as an incentive for increased efforts during such service, and as consideration for entering into an Employment Agreement with the Company as of September 19, 2006 (the “Employment Agreement”), and has advised the Company thereof and instructed the undersigned officers to issue said Restricted Stock;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

GRANT OF RESTRICTED STOCK

Section 1.1 — Grant of Restricted Stock

In consideration of the Executive’s agreement to remain in the employ of the Company or its Subsidiary and pursuant to the terms of the Employment Agreement, and for other good and valuable consideration, the value of which exceeds the par value of the Restricted Stock, on the date hereof the Company grants to the Executive 200,000 shares of its common stock $0.01 par value (the “Restricted Stock”), upon the terms and conditions set forth in this Agreement.

ARTICLE II

TERMS OF RESTRICTED STOCK

Section 2.1 — Restrictions on Transfer

The Executive may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber all or any of the Restricted Stock until such time as the Restricted Stock becomes vested pursuant to the provisions of this Agreement.

Section 2.2 — Vesting of Restricted Stock

2.2.1	Vesting Schedule upon continuous Business Relationship: If the Executive continues to serve the Company in the capacity of Chief Executive Officer or otherwise as an employee (such service is described herein as maintaining or being involved in a “Business Relationship” with the Company), then on the following dates, this Award will become exercisable (“vest”) as to 33% of the original number of Award Shares on the last day of any 30 consecutive calendar day period beginning after the date hereof (a “Measurement Period”) during which the Company’s average closing stock price was greater than or equal to $10; as to an additional 33% of the original number of Award Shares on the last day of a Measurement Period during which the Company’s average closing stock price was greater than $13.50; and as to an additional 34% of the original number of Award Shares on the last day of a Measurement Period during which the Company’s average closing stock price was greater than $17.00.

2.2.2	Termination Other than for Cause. If the Executive’s Business Relationship with the Company is terminated, other than by reason of (i) termination for Cause as defined in Section 5.3 of the Employment Agreement, (ii) termination by Executive without Good Reason as defined in Section 5.5 or (iii) Change of Control (as defined in the Employment Agreement), this Award shall be exercisable (“vest”) for a period of three years following the Executive’s last day of employment (“Termination Date”) as follows and in each case, reduced by the number of shares that had already vested based on achievement of the performance criteria set forth in Section 2.2.1:

(a)	100% of all Award Shares that vest under Section 2.2.1 on or before one year after Termination Date.

(b)	2/3 of all Award Shares that vest under Section 2.2.1 on or before two years after the Termination Date and after one year after Termination Date; and

(c)	1/3 of all Award Shares that vest under Section 2.2.1 on or before three years after the Termination Date and after two years after the Termination Date.

2.2.3	Termination for Cause or By Executive Without Good Reason. If the Executive’s Business Relationship with the Company is terminated for Cause (as defined in Section 5.3 of the Employment Agreement) or is terminated by the Executive without Good Reason (as defined under Section 5.5 of the Employment Agreement), this Award shall terminate upon his receipt of written notice of such termination, if terminated by the Company for Cause or on the Termination Date, if terminated by the Executive without Good Reason, provided that Executive shall not forfeit any shares which are vested by operation of Section 2.2.1, or which are vested or become vested under Section 2.2.4.

2.2.4	Change of Control. Upon a Change of Control, this Award shall be exercisable (“vest”) as to all of the Award Shares. If the Executive’s Business Relationship with the Company is terminated by reason of a Change of Control, within the six month period preceding the Change of Control , this Award shall be exercisable (“vest”) as to all of the Award Shares.

Section 2.3 — Forfeiture of Restricted Stock

Until the Restricted Stock is vested in accordance with Section 2.2 of this Agreement, except as provided in Section 2.2, it will be forfeited to the Company immediately upon a Termination of Employment for any reason.

Section 2.4 — Escrow

The Secretary of the Company shall retain physical custody of the certificates representing the Restricted Stock until all of the restrictions imposed pursuant to this Agreement expire or shall have been removed.

Section 2.5 — Legend

The certificates evidencing the Restricted Stock shall bear a legend substantially as follows until all of the restrictions imposed pursuant to this Agreement expire or have been removed:

The shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all of the terms and conditions of a Restricted Stock Agreement dated as of September 19, 2006, a copy of which the Company shall furnish to the holder of this certificate upon request and without charge.

ARTICLE III

OTHER PROVISIONS

Section 3.1 — Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Executive shall be addressed to such Executive at the address given beneath such Executive’s signature hereto. By a notice given pursuant to this Section 3.1, either party may hereafter designate a different address for notices to be given to such party. Any notice which is required to be given to the Executive shall, if the Executive is then deceased, be given to the Executive’s personal representative if such representative has previously informed the Company of such representative’s status and address by written notice under this Section 3.1. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 3.2 — I.R.S. Election

The Executive hereby agrees to deliver to the Company a signed copy of any documents such Executive may execute and file with the Internal Revenue Service evidencing an election under Section 83(b) of the Internal Revenue Code of 1954 as amended (the “Code”). The Executive shall delivery the copy of any such document to the Company within five (5) days after the date on which any such election is required to be made in accordance with the appropriate provisions of the Code and applicable regulations thereunder.

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Section 3.3 — Construction

In the event of any discrepancy between the terms of this Agreement and the terms of the Plan itself, the Plan will control. This Agreement shall be administered, interpreted and enforced under the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

LIONBRIDGE TECHNOLOGIES, INC.

By: /s/
Eileen Sweeney
Senior Vice President, Human Resources

/s/
Rory Cowan